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                                                                    EXHIBIT 8.1






                           [SULLIVAN & CROMWELL LETTERHEAD]


                                                                  July 28, 1997


Wavetek Corporation,
Wavetek U.S. Inc.,
   11995 El Camino Real, Suite 301,
      San Diego, California 92130.

Ladies and Gentlemen:

         We have acted as your counsel in connection with the registration under the Securities Act of 1933 (the "Act") of $85,000,000 aggregate principal amount of 10 1/8% Senior Subordinated Notes due 2007 of Wavetek Corporation (the "Company") and the Subsidiary Guarantee of Wavetek U.S. Inc. (the "Subsidiary Guarantor"). We hereby confirm to you that our opinion is as set forth under the caption "The Exchange Offer--Federal Income Tax Consequences" in the prospectus, dated July 28, 1997 (the "Prospectus"), included in the related Registration Statement on Form S-4 filed by the Company and the Subsidiary Guarantor with the Securities and Exchange Commission (the "Registration Statement").

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "The Exchange Offer--Federal Income Tax Consequences" in the Prospectus. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                       Very truly yours,

                                       SULLIVAN & CROMWELL